Exhibit 10.41

Domino’s Pizza, Inc.

Independent Director Compensation Schedule

The following table sets forth the current compensation received by independent directors of Domino’s Pizza, Inc.:

Compensation Type	Amount
Director Retainer	$65,000 per year
Audit Chairperson Retainer	$20,000 per year
Compensation Committee Chairperson Retainer	$15,000 per year
Nominating and Corporate Governance Committee Chairperson Retainer	$10,000 per year
Audit Committee Member Retainer	$7,500 per year
Compensation Committee Member Retainer	$5,000 per year
Nominating and Corporate Governance Committee Member Retainer	$5,000 per year
Target Restricted Stock Grant Value	$100,000 per year